MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

May 7, 2007

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Alberta Oil Sands Well Tests up to 94.8% Oil Saturation

Micron Enviro Systems, Inc.’s (OTCBB: MENV) (Frankfurt Stock Exchange: NDDA --- WKN:A0J3PY---ISIN: US59510E2072) ("Micron" or the “Company”) President, Bernard McDougall, is pleased to announce that additional information from the initial test well on the Leismer Oil Sands Prospect has now been received from the operator. Based on this data the potential oil bearing zone is approximately 28 meters (92 feet) in thickness with the main oil bearing zone situated from approximately 383 metres (1256 feet) to 395 metres (1296 feet) within the McMurray Oil Sands Formation.  Within this zone the average oil saturation (pore volume) was 71.8% (35 readings) with a high reading of 94.8% and a low of 48.7%.  The calculated porosity was 31.9 and the horizontal permeably was 3693 mD (milli Darcy).    Additional work on this prospect is anticipated later this year.

Bernard McDougall, President of Micron stated “This is significant news for Micron as this additional data on the first Alberta Oil Sands core well has confirmed the earlier positive evaluation on this prospect. This prospect is further along than any other oil sands prospect we are involved in and we expect additional drilling to prove up the reserves of the property with the ultimate goal of producing or selling our interest in the property if a suitable offer was tabled in the future. This prospect lies directly between and contiguous to Petrobank and North American Oil Sands, which was recently purchased for approximately $1.9 billion by Statoil of Norway.  It is apparent that the major oil companies throughout the world feel that Oil Sands companies may be undervalued with oil prices at these levels.  It would not be surprising to management to see additional consolidation in the Oil Sands.”

Micron is an emerging oil and gas company that now has exposure to eight separate leases consisting of interests in 24.5 gross sections (15,500 acres) in the Oil Sands of Alberta, Canada, which is one of the largest oil producing regions in the world. Micron holds 100% interest in 4 sections, 50% interest in 16 other sections, and has a 4.17 % net interest the 4.5 Oil Sands Partnership sections.  Micron also has minor production from multiple conventional oil and gas wells throughout North America. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Management continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects. At this time, Micron is one of, if not the smallest, market capitalized company with multiple leases (eight) and now has positive operations underway in this world-class oil and gas producing region.  This is quite an enviable position for a company of Micron’s modest market capitalization, and therefore Micron offers tremendous leverage to one of the world’s largest oil resources.  Please visit our website for detailed maps of the locations of Micron’s prospects at www.micronenviro.com.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernard McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com